CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

DEVELOPMENT SERVICES AGREEMENT

BETWEEN

The Institute for Translational Vaccinology

(“Intravacc”)

AND

Provention Bio, Inc.

(“Provention”)

Initial Provention:	Page 1 of 19	Initial Intravacc:

This Development Services Agreement (“Agreement”) is made and entered into by and between:

The State of the Netherlands, represented by the Minister of Public Health, Welfare and Sports, on behalf of the Minister, Projectdirectie ALT, The Institute for Translational Vaccinology (Intravacc), having its offices at Antonie van Leeuwenhoeklaan 9, 3721 MA Bilthoven, The Netherlands, legally represented by its General Director [****], hereinafter referred to as “Intravacc”;

and

Provention Bio, Inc. a Delaware Corporation, having its offices at 110 Old Driftway Lane, Lebanon, NJ 08833 USA represented by Ashleigh Palmer, Chief Executive Officer referred to as “Provention”;

(Intravacc and Provention may each be referred to individually as a “Party”, and collectively as the “Parties”);

WHEREAS

A.	Intravacc is a knowledge and research institute established by the Ministry of Public Health, Welfare and Sport of the Netherlands;

B.	Intravacc discovers, develops and manufactures (at pilot scale) human vaccines and related products and technologies and is active in transferring vaccine technology;

C.	Provention is a is a clinical stage biopharmaceutical company which engages in research, development, production, marketing and distribution of pharmaceutical products and requires various services from time to time in support of various projects;

D.	Provention wishes to procure services of Intravacc with respect to the process development, and non-GMP and GMP manufacturing (for research and clinical trial purposes only) of a pentavalent Coxsackie Virus B vaccine;

E.	Intravacc has specific expertise within the field of vaccine development necessary for the development of the vaccine product and owns certain proprietary vaccine technology and a proprietary [****];

F.	Provention would like Intravacc to perform development services under the terms and conditions of this Agreement;

G.	Whereas, the parties have entered into that certain Letter of Intent effective as of January 12 (the “LOI”) under which Intravacc has agreed to provide certain preliminary services on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS

1.1.	“Affiliate” means any legal entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, Controlled or held, directly or indirectly, by a Party, or any legal entity which, at the time such determination is being made, is Controlling or under common Control with, such Party. As used herein, the term “Control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.

Initial Provention:	Page 2 of 19	Initial Intravacc:

1.2.	“Agreement” means this Development Services Agreement.

1.3.	“Applicable Laws” means all relevant laws, rules, regulations, treaties, statutes, guidances, principles, guidelines (including, to the extent applicable, cGMPs), requirements, judgments, directives, injunctions, orders and industry codes of practice or standards of or from any court, arbitrator, regulatory authority, governmental agency, industry sector group or any other authority, agency or group having jurisdiction over or otherwise applicable to services performed by Intravacc as set out in the Development Program as in force from time to time during the term of this Agreement.

1.4.	“Batch” means Vaccine Product that is intended to be of uniform character and quality and is produced during the same cycle of manufacture.

1.5.	“Certificate of Analysis” or “CoA” means the certificate containing the outcome of the disposition tests on the Vaccine Product as performed by Intravacc or on behalf of Intravacc according to the Quality Agreement.

1.6.	“cGMPs” means the following laws, guidelines or guidances relating to the manufacture of Vaccine Product:

-	European Community Directive 2003/94/EC ;
-	The ICH Harmonized Tripartite Guideline Q7, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients;
-	‘The Rules Governing Medicinal Products in the European Union’, volume 4 – Good Manufacturing Practice (GMP) guidelines’ and its annexes ;
-	Current Good Manufacturing Practice Regulations of the US code of Federal Regulations Title 21 CFR 210, and according to § 21 CFR 210.2(c) Guidance for Industry : CGMP for Phase 1 Investigational drugs (July 2008).

1.7.	“Collaboration Partner” means a person or party involved by Provention in the development of a Vaccine Product, excluding Intravacc.

1.8.	“Confidential Information” means all data, Results and (other) information, including business, scientific or technical information, such as business plans and strategies, information about business operations and systems and information concerning employees, customers and/or licensees, whether disclosed in any format or form (including orally and paper, digital and electronic form), under this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”). For the avoidance of doubt, all information provided by Provention to Intravacc under the LOI, the Non-Disclosure Agreement between Provention, Intravacc and L2D Services S.A.R.L., or this Agreement is Confidential Information of Provention and not of Intravacc, For the avoidance of doubt: all Foreground Technology of a Party shall be Confidential Information of that Party.

Confidential Information shall not be deemed to include information which the Receiving Party can demonstrate by written proof:

	a.	at the time of disclosure is available in the public domain;
	b.	after disclosure becomes available in the public domain, except by breach of this Agreement by a Party or breach by any Third Party under an agreement of confidentiality to the Disclosing Party;

Initial Provention:	Page 3 of 19	Initial Intravacc:

c.	by written records was lawfully known to it at the time of disclosure by the Disclosing Party and was not acquired directly or indirectly from the Disclosing Party or from any Third Party under an agreement of confidentiality to the Disclosing Party;
d.	was received from an independent source having a lawful right to disclose the Confidential Information; or
e.	is permitted to be so disclosed by prior written approval of the Disclosing Party.

1.9.	“Development Program” means the program regarding the development and production of a Vaccine Product, as further set out in Annex A.

1.10.	“Development Program Term” means the term of the Development Program, which will run up to the completion of all Services as described under the Development Program.

1.11.	“Effective Date” means the date on which this Agreement has been signed on behalf of both Parties.

1.12.	“Field” means the prevention and treatment of diabetes type 1and/or prevention of Coxsackie B virus [****].

1.13.	“Intravacc Background Technology” means any and all Patent Rights and Know-How owned by, controlled by or held under license by Intravacc on the Effective Date, in as far as relevant for the development and production of Vaccine Product, including the Intravacc [****]. The Intravacc Background Technology is described in general terms in Annex B.

1.14.	“Intravacc Foreground Technology” means any and all Inventions, Patents Rights and Know-How resulting from the performance of the Development Program, other than the Provention Foreground Technology.

1.15.	“Intravacc Technology” means the Intravacc Background Technology and Intravacc Foreground Technology, jointly.

1.16.	‘Intravacc [****]’ means Intravacc’s proprietary [****] ([****] and [****] bank), as further detailed in Annex C.

1.17.	“Invention” means any invention, idea, innovation, enhancement, improvement or feature, whether or not patentable or registrable.

1.18.	“Know-How” means any and all information, results, data and knowledge (including, but not limited to, ideas, concepts, discoveries, methodologies, models, instructions, analyses, reports, processes, techniques, procedures, working methods, specifications, test results, regulatory support data, trade secrets and business information), however embodied (whatever its form or nature), held by a Party, in as far as such know-how is not disclosed to the public.

1.19.	“Patent Rights” means (a) granted patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or equivalents thereof.

1.20.	“Provention Background Technology” means any and all Patent Rights and Know-How owned by, controlled by or held under license by Provention, but excluding Provention Foreground IP, including, but not limited to those patents and the other intellectual property described in Annex D.

Initial Provention:	Page 4 of 19	Initial Intravacc:

1.21.	“Provention Foreground Technology” means any and all Inventions, Patents Rights and Know-How, conceived and/or reduced to practice as a result of or in connection with the Development Program or that otherwise relate to the Provention Background Technology, but, excluding (i) the Intravacc [****] and any improvements thereon or (ii) Inventions, Patent Rights and Know-How that [****] to the Intravacc Background Technology.

1.22.	“Provention Materials” means such of Provention’s materials as necessary for Intravacc to perform the Development Program, as set out in the Development Program. For the avoidance of doubt, vaccine samples provided by a Third Party at Provention’s direction are Provention Materials.

1.23.	“Provention Technology” means the Provention Background Technology and the Provention Foreground Technology, jointly.

1.24.	“Results” means all the research data and other data and information resulting from the Development Program.

1.25.	“Services” means the provision of development services as detailed in the Development Program.

1.26.	“Statement of Compliance” or “SoC” means the confirmation to be issued by Intravacc contained in the Certificate of Analysis stating that the Vaccine Product meets the specifications and was manufactured in accordance with cGMP;

1.27.	“Third Party” means any person or entity other than Intravacc, Provention and Affiliates of Provention;

1.28.	“Vaccine Product” means final product for clinical use within the Field, or, only in connection with a Technology Transfer as meant in Section 5.8, final product for clinical or commercial use within the Field.

2.	DEVELOPMENT PROGRAM

2.1.	Performance of the Development Program

Commencing on the Effective Date, the Development Program will be carried out by Intravacc in accordance with this Agreement. The Development Program Term will be as set out in the Development Program, or so much longer as is reasonably needed for finalizing the services. The Parties acknowledge that the services of Intravacc are experimental in nature and that Intravacc will perform them to its best efforts without guaranteeing specific results other than compliance with the terms of this agreement and the production according to specifications as detailed in Article 7.

2.2.	Resources and standards

Intravacc shall make available such qualified personnel and commit such other resources as are necessary or advisable to carry out the Development Program. Intravacc will carry out the Services according to Applicable Laws in the Netherlands and according to the cGMPs, and relevant professional standards, applicable (scientific) procedures and protocols. Intravacc will use reasonable efforts to carry out the Services within agreed timelines. Such timelines may be extended on reasonable request with prior written approval from Provention, which approval will not be withheld unreasonably; provided that Provention shall not be responsible for any increased costs incurred in connection with such extension unless agreed to in writing by Provention.

Initial Provention:	Page 5 of 19	Initial Intravacc:

2.3.	Use of Provention Materials

Provention shall provide, or cause to be provided, to Intravacc the Provention Materials as specified in the Development Program. Intravacc will solely use the Provention Materials for the performance of the Development Program. Intravacc will not disclose, give access to or transfer any Provention Materials to any Third Parties without prior written approval of Provention. The Provention Material shall not be modified, altered, changed and/or reconstructed by or on behalf of Intravacc, except when explicitly stated in the Development Program or following written approval of Provention.

2.4.	Use of Intravacc [****]

Intravacc will make use of the Intravacc [****] in the course of the Development Program. The Intravacc [****] will be made available by Intravacc solely for the purpose of the manufacture of the Vaccine Product as set out in the Development Program, including manufacture for use in the Phase I clinical trial as detailed in the Development Program. Further (including commercial) use of the Intravacc [****] with a third party supplier will be subject to the license contemplated in clause 5.7.

2.5.	Results

Provention shall have the full and free right to use any Results, with exception of the Intravacc Foreground Technology (subject to the license contemplated in clause 5.7), in any way deemed by Provention to be necessary or advisable, subject however to the condition that Intravacc shall have the full and free right to use and license the Intravacc Technology. All Results with exception of Results that constitute Intravacc Foreground Technology will be the property of Provention in all respects. Intravacc shall promptly (and at least within three (3) business days after such Results are generated) report such Results to Provention in a format agreed with and accepted by Provention.

2.6.	Change Request.

It is understood that Provention may, at some point during the execution of the Development Program, desire to change the focus of the Development Program to a vaccine [****]. If so, it will inform Intravacc timely of such desire, specifying the desired Vaccine Product. The Parties will then discuss within reason what the impact of such a request for change would be, both on planning and costs, and can decide by mutual agreement on an adapted Development Program and adapted fee structure, which will be reflected in a signed amendment to this Agreement.

3.	GOVERNANCE

3.1.	Scientific Committee

Within 30 days after the Effective Date, the Parties shall form a Scientific Committee composed of two Intravacc representatives and two Provention representatives, chaired by a Provention representative (the “Scientific Committee”). Its role will be to render non-binding recommendations to the Parties on the work to be performed under the Development Program. The Scientific Committee shall have no power to bind either Party.

3.2.	Meetings

The Scientific Committee will meet monthly (in person or by telephone conference) to discuss progress of the Development Program. Additional meetings shall take place upon the request of either of the Parties. Quarterly, the Intravacc representatives will prepare and send to the Scientific Committee members written reports that include (i) progress updates, (ii) all data generated from the Development Program, and (iii) any deviations from the timelines anticipated plans. All of these written reports and deliverables will be owned by Provention and will be Confidential Information of Provention, with the exception of the (portions) of reports and deliverables that are to be qualified as Intravacc Technology and are therefore owned by Intravacc; such (portions) of reports and deliverables will be Confidential Information of Intravacc.

Initial Provention:	Page 6 of 19	Initial Intravacc:

3.3	Project Management

The Parties have appointed the following persons to act as their respective primary contacts to facilitate the day-to-day communications:

Intravacc

[****]

Adress: Antonie van Leeuwenhoeklaan 9, 3721 MA Bilthoven, The Netherlands

Telephone: +[****]

Email: [****]

Copy to: [****]

Provention Bio, Inc.

Ashleigh Palmer, CEO

Address: 110 Old Driftway Lane, Lebanon, NJ 08833

Telephone: 908-399-2954

E-mail: APalmer@proventionbio.com

Copy to: JDingerdissen@proventionbio.com

Copy to:

Leads to Development
Julien Rossignol, Ph.D., Project Manager
3-5 Impasse Reille - 75014 Paris - France
Telephone: +33 1 82 28 53 78
Email: jrossignol@LeadsToDevelopment.com

4.	PAYMENTS

4.1.	Intentionally Omitted.

4.2.	Fees

In consideration for the Services, Provention will pay to Intravacc the fees listed in Annex E, in the order and timing set out in that Annex E (“Fees”). The Parties agree that the Fees represent fair market value for the Services and were negotiated in an arms-length transaction. Apart from the Fees, Provention will not be liable and not be billed, for any payment, cost, expense to Intravacc or to any third party for performance pursuant to this Agreement unless set forth expressly in the Development Program or otherwise agreed to by Provention in writing.

Initial Provention:	Page 7 of 19	Initial Intravacc:

4.3.	Other Payments Terms

	4.3.1.	Unless stated otherwise in this Agreement, all payments due to Intravacc hereunder, shall be payable within thirty (30) days from receipt by Provention of the corresponding invoice.

	4.3.2.	If Provention should dispute the nature or basis of any charges contained in any invoice submitted by Intravacc hereunder, Provention shall promptly provide written notice to Intravacc setting forth the reason for the dispute, which the Parties shall attempt to resolve in good faith. Payment of any disputed amount shall be suspended until the Parties resolve such dispute. Provention may set off any amount Intravacc owes Provention against undisputed amounts payable under this Agreement or any other agreement between the Parties. Payment by Provention shall not result in a waiver of any of its rights under this Agreement or otherwise.

	4.3.3.	Payments shall be made in Euro by wire transfer to such bank account as the party to receive the payment may from time to time designate by notice in writing to the other party.

	4.3.4.	Any payments made by Provention to Intravacc under the LOI will be credited against the amounts owed in connection with the Development Program, as set out in more detail in Annex E.

4.4.	Tax

The Fees set forth in the Development Program shall include all taxes except such taxes which Intravacc is required by law to invoice and collect from Provention, including sales and use taxes, value added taxes, goods and service taxes, gross receipts taxes and excise taxes (“Transaction Taxes”). For avoidance of doubt, Transaction Taxes excludes any tax on income, real or personal property taxes or payroll taxes. Transaction Taxes, if any, will be separately stated on a valid Intravacc invoice and will be paid by Provention to Intravacc unless Provention provides an exemption certificate to Intravacc or the transaction is statutorily exempt from Transaction Taxes. Intravacc shall be solely responsible for the timely remittance of all Transaction Taxes to the applicable governmental authority, and Intravacc shall pay (without reimbursement by Provention), and shall hold Provention harmless against, any penalties, interest or additional taxes that may be levied or assessed as a result of the failure to invoice or delay of Intravacc to pay any such taxes.

4.5.	Late Payments

In the event that any payment due under this Agreement is not made when due and Intravacc has provided notice of such overdue payment to Provention which Provention has failed to correct within five (5) business days of the subject notice, the payment shall accrue interest beginning on the first day following the due date calculated at the annual rate of [****] percent ([****]%), provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments, and provided that a notice has been sent out stating that payment is overdue.

5.	INTELLECTUAL PROPERTY

5.1.	Ownership of Background Technology

Each Party shall hold and retain its entire right and title in Patent Rights, other intellectual property rights and Know-How existing on the Effective Date, or which are thereafter developed independently of the performance of this Agreement. Except as expressly set forth otherwise herein, nothing in this Agreement grants either Party rights or a license to any Patent Rights, other intellectual property rights or Know-How, of the other Party.

Initial Provention:	Page 8 of 19	Initial Intravacc:

5.2.	Ownership of Foreground Technology

Any and all Provention Foreground Technology shall be owned solely by Provention. Any and all Intravacc Foreground Technology shall be owned solely by Intravacc. Intravacc shall promptly notify Provention upon having knowledge of an Invention, or a potential Invention. Intravacc hereby assigns to Provention any and all of its rights, title and interest in the Provention Foreground Technology. If so requested by Provention, Intravacc shall execute and deliver all documents and take all reasonable actions to effect and/or perfect Provention’s rights to and in the Provention Foreground Technology. Intravacc represents that it has the necessary agreements in place or that it will timely implement the necessary agreements or measures with its employees or any other person performing Services under this Agreement to enable Intravacc to comply with this Section 5.2. In the event that there is an Invention that would qualify as Provention Foreground Technology prior to Intravacc’s having in place the agreements or measures contemplated by the previous sentence, Intravacc will use its best efforts to cause all right, title and interest in such Invention to vest in Provention and will indemnify Provention for any loss or liability that it incurs to the extent caused by Intravacc’s failure to have such agreements or measures in place.

5.3.	Development License to Intravacc

Provention hereby grants to Intravacc, during the Development Program Term, a royalty-free, fully-paid, non-exclusive, non-sublicensable license under the Provention Background Technology solely to the extent necessary for Intravacc to perform its services under the Development Program.

5.4.	Development License to Provention

Intravacc hereby grants to Provention, during the Development Program Term, a royalty-free , fully-paid, sub-licensable and assignable (to the extent this Agreement is assignable), non-exclusive license under the Intravacc Technology for use as set forth in the Development Program, including for clarity, in connection with a Phase I study of the Vaccine Product and stability testing. Any further (including commercial) use of Intravacc Technology within the Field will be subject of a separate license agreement, as set forth in Section 5.7. In case of assignment of the Agreement and/or development license, Provention warrants, within the meaning of article [****], that the assignee will fully comply with all obligations under this Agreement, and will be liable towards Intravacc in case of non-compliance or breach.

5.5.	Patent Prosecution and Maintenance of Foreground Patents

Provention shall be responsible for the preparation, filing, prosecution and maintenance of Provention Foreground Technology at its own cost. Intravacc will reasonably assist Provention in such action at Provention’s expense and request. Intravacc shall be responsible for the preparation, filing, prosecution and maintenance of Intravacc Foreground Technology at its own cost. For the avoidance of doubt: neither Party has the obligation to seek patent protection for any of the Foreground Technology.

5.6.	Notification of Infringements

The Parties shall promptly notify each other in the event they become aware of any Patent Rights of a Third Party that may conflict with, or any actual of threatened legal action brought against them in relation to, the performance of the Development Program.

5.7.	License

At Provention’s request, Intravacc agrees that it will grant to Provention a [****] non-exclusive license, with the right to sub-license (through multiple tiers of sublicense) and to transfer/assign the license, for [****].- and against reasonable license terms (but which terms will not include additional compensation for the use of the Intravacc Technology), such Intravacc Technology, including for clarity any Intravacc Background Technology, Intravacc Foreground Technology and the Intravacc [****] or other information developed in connection with the Services to the extent that any right, title or interest therein rests with Intravacc, as is necessary for Provention or its successor, assign or sublicensee to continue to develop, to manufacture or to commercialize Vaccine Products. For the avoidance of doubt: such license does not include the supply of [****] and costs thereof, which will be subject to separate supply agreement agreement (s) to be negotiated in good faith by the parties [and in any event will not exceed the pricing set forth on Exhibit F, as adjusted for any rise in costs associated with the Intravacc [****] between the date hereof and the date of the supply agreement.] Intravacc will not grant any rights to any person that would conflict with the license contemplated by this Section 5.7.

Initial Provention:	Page 9 of 19	Initial Intravacc:

5.8	Technology Transfer

Upon completion of the Development Program and following grant of the license contemplated under section 5.7, at Provention’s request Intravacc will provide further services to enable a smooth transfer of the production process of the Vaccine Product (‘Technology Transfer’), under reasonable conditions to be agreed between the Parties. To this purpose the Parties will conclude a separate Technology Transfer Services Agreement, setting out the services to be provided by Intravacc, the timing and personnel involved, and the fees to be paid by for such by Provention. [****].

6.	WARRANTIES, INDEMNIFICATION AND EXCLUSIONS OF LIABILITY

Warranties and Assurances

6.1.	Provention represents and warrants that:

	(i)	it has all rights, title and interests in and to all Provention Background Technology made available by it to Intravacc under this Agreement;
	(ii)	to its knowledge, the Provention Background Technology made available by it to Intravacc and the use thereof by Intravacc under this Agreement do not infringe any rights of third parties;
	(iii)	the Provention Material shall be in conformity with the specifications as detailed in the Development Program

6.2.	Intravacc represents and warrants that:

	(i)	it has all rights, title and interests in and to all Intravacc Background Technology made available by it to Provention under this Agreement ;
	(ii)	to its knowledge, the Intravacc Background Technology made available by it to Provention and the use thereof by Provention under this Agreement currently do not, and will not during the Term, infringe any rights of third parties.
	(iii)	to its knowledge, the use of the Intravacc Background Technology by Provention as contemplated by the license terms in Section 5.7 do not infringe any rights of third parties.

6.3.	EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVENTION MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROVENTION MATERIALS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

6.4.	EXCEPT AS EXPRESSLY SET FORTH HEREIN, INTRAVACC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE INTRAVACC [****], RESULTS OF THE SERVICES (INCLUDING (VACCINE) PRODUCT), INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

6.5.	Intravacc has significant expertise and experience in providing Services of the type contemplated by this Agreement and is familiar with all relevant Applicable Laws with respect to providing such Services in the Netherlands and is familiar with the cGMPs. Intravacc is in compliance and shall continue to comply, and shall cause Intravacc’s personnel to comply, with all Applicable Laws in the Netherlands (which include, for the avoidance of doubt, EU laws applicable in the Netherlands) and the cGMPs, and Intravacc has and shall continue to have all professional licenses, consents, authorizations, permits and certificates, and shall have and shall cause Intravacc’s personnel to have completed all registrations or made such notifications as required by such Applicable Laws for its performance of the Services.

Initial Provention:	Page 10 of 19	Initial Intravacc:

6.6	Intravacc represents and warrants that all Vaccine Product manufactured by Intravacc under this Agreement shall be manufactured in accordance with the specifications which will be developed and agreed under the Development Program, with the Quality Agreement and with all Applicable Laws in effect during manufacturing and delivery and to the extent applicable, cGMPs.

6.7.	Provention shall use the Vaccine Product manufactured by Intravacc in preclinical studies and clinical trial(s) as contemplated by the Development Program. Provention is solely responsible for such studies and trials and warrants and represents that they will be conducted in accordance with all applicable laws, rules and best practices.

Indemnifications

6.8.	Subject to the limitations set forth in articles 6.11 – 6.13 below, each Party (the Indemnifying Party) shall indemnify and hold harmless the other Party, its Affiliates and its/their officers, employees, subcontractors and representatives (the “Indemnified Parties”) against any and all liability, damages, penalties, fines, reasonable costs, expenses (including reasonable legal expenses) (“Losses”) suffered or incurred by the Indemnified Party resulting from or arising out of any claim against the Indemnified Party by any (third) person to the extent arising from or in connection with the Indemnifying party’s breach of this Agreement, negligence, or intentional misconduct , PROVIDED that there shall be no such obligation on the part of the Indemnifying Party to the extent such claim arises from the Indemnified Party’s own breach of this Agreement, negligence, or intentional misconduct.

6.9.	Provention shall indemnify and hold harmless Intravacc against any and all Losses resulting from or arising out of any claim against Intravacc by any (third) person to the extent arising from or out of or in connection with the use by Provention of the Intravacc Technology and/or the Provention Foreground and/or the Vaccine Product, either in preclinical studies, human clinical trials and/or other use by or under responsibility of Provention; provided that this Section 6.9 shall not apply to any Losses to the extent such Losses are a result of (a) Intravacc’s breach of the terms of this Agreement, (b) Intravacc’s negligence or intentional misconduct or (c) claims for which Intravacc is obligated to indemnify Provention under 6.8 above.

Insurance

6.10.	Each Party shall obtain and maintain insurance, whether in the form of self-insurance or comprehensive general liability insurance, including product liability insurance with an amount which is in conformance with the industry standards in the pertinent industrial sector in relation with its activities under the Development Program, which shall include, for the avoidance of doubt, the preclinical trials and clinical studies to be performed by Provention as contemplated by the Development Program

Limitations of liability

6.11	In no circumstances shall either party be liable to the other in contract, tort or otherwise howsoever arising or whatever the cause thereof, for any indirect or consequential damages of the other Party of any nature, such as but not limited to any loss of profit, business, contracts, revenues or anticipated goodwill, reputation, contracts, revenues or anticipated savings, except where the liability is a result of gross negligence, fraud or willful misconduct of that Party or cannot otherwise be limited under the law governing this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties further agree that the liability of auxiliary persons shall be excluded as allowed under article [****].

Initial Provention:	Page 11 of 19	Initial Intravacc:

6.12	Intravacc will not be liable for any loss or damage directly or indirectly resulting from:

(i) defects in material supplied to Intravacc by Provention (or in its name);
(ii) incorrect information provided by Provention.

6.13	To the extent Intravacc’s liability vis-à-vis Provention is not excluded pursuant to the previous clauses, it will in any case be limited to the fee it has received from Provention with respect to [****]; except where the liability would be indemnifiable under Section 5.2, or to the extent it results from Intravacc’s gross negligence, fraud or willful misconduct or breach of its confidentiality obligations or it is otherwise not allowed under the law governing this Agreement to limit the liability.

US specific regulations on restricted parties

6.14	Provention will inform Intravacc about certain specific regulations in the US which may restrict parties from offering Services such as those under this Agreement. Based on that information, Intravacc will review its personnel list and, if such is the case, will separately declare to Provention, that to the best of its knowledge, neither Intravacc, as a research institute under the Ministry of Health, Welfare and Sports of the Netherlands, nor any personnel performing Services hereunder (i) has been convicted of an offense related to any Federal or State healthcare program, including, but not limited to those within the scope of 42 U.S.C. § 1320a 7(a); (ii) has been excluded, suspended or is otherwise ineligible for Federal or States healthcare program participation, including, but not limited to, persons identified on the General Services Administration’s List of Parties excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities; or (iii) has been debarred under Section 306 of the Federal Food Drug and Cosmetic Act (21 U.S.C. § 355a); (“Restricted Party”). Intravacc further agrees that if, at any time after execution of this Agreement, it becomes aware that it has or any personnel has become or is in the process of being charged, convicted, debarred excluded, proposed to be excluded, suspended or otherwise rendered ineligible, or is on an enforcement list, Intravacc will immediately notify Provention. Intravacc acknowledges that designation of itself as a Restricted Party shall be grounds for immediate termination of this Agreement and the Development Program by Provention for cause with no cure period.

7.	SPECIFIC TERMS REGARDING VACCINE PRODUCT

7.1.	A quality agreement (the “Quality Agreement”) shall be jointly developed by the Parties to incorporate all relevant quality assurance and quality control obligations and aspects for the Parties with respect to the Services, and as may be amended from time to time in accordance with its terms promptly after the execution of this Agreement. Each Party shall perform its respective obligations and responsibilities set forth in the Quality Agreement.

7.2.	Pursuant to the terms and conditions of this Agreement, Intravacc will, as part of the Services, make Vaccine Product available substantially in accordance with the Development Program. It is understood that the specifications for Vaccine Product will be developed under the Development Program.

7.3.	Prior to making the Vaccine Product available to Provention, Intravacc shall, subject to the Quality Agreement, test representative samples of the Vaccine Product for purposes of determining whether such Vaccine Product conforms to the specifications and shall include with delivery of Vaccine Product a Certificate of Compliance and a Certificate of Analysis (which shall include a statement that the Vaccine Product complies with the specifications). The Certificate of Analysis will be delivered to Provention for each Vaccine Product Batch along with all other documents on the basis of which a Batch of Vaccine Product is released by Intravacc, including, but not limited to, production records, analytical test data for release tests, Batch Records and deviation reports as agreed upon in the Quality Agreement, etc. (“Documents”).

Initial Provention:	Page 12 of 19	Initial Intravacc:

7.4.	All Vaccine Product shall be packaged and labeled in accordance with the specifications. Upon notification by Intravacc to Provention that the Vaccine Products are, at its facility, ready for shipment, Provention will arrange for transport of the Vaccine Product to Provention’s designated facility. Provention shall be responsible for all tariffs, customs, clearance and other similar charges. Provention shall be responsible for the risk of loss, delay or damage in transit of the Vaccine Product to Provention’s designated facility. Intravacc shall include with such shipment, the quantity of Vaccine Products included for the shipment, and all technical documentation as specified in the Quality Agreement.

7.5.	In the event that Provention has an additional need for Vaccine Product, not covered by the Development Program, it can request Intravacc to provide additional services in manufacturing such Vaccine Product. Intravacc shall make its best effort to meet such request. If such is possible, the services will be provided under a separate service agreement, for a reasonable fee to be negotiated between the Parties, which shall be determined consistent with the fees that have been negotiated for the Services provided hereunder.

8.	CONFIDENTIALITY and PUBLICATION

8.1.	Confidential Information.

Each Party shall maintain the Confidential Information of the other Party in confidence under no less strict conditions than that such Party maintains and protects its own Confidential Information. Confidential Information received from the other Party shall only be disclosed to those Affiliates, Collaboration Partners, employees or agents of the receiving party with a need to know for the purpose or use it for any purpose other than to meet the objectives of this Agreement. In addition, where Provention is the receiving party, the Confidential Information may be disclosed, in confidence and on a strict need-to-know basis, by Provention for review by regulatory and governmental authorities, provided that Provention will seek to ensure the confidentiality of such information in that context.

8.2.	Required Disclosures.

Section 8.1 shall not apply to any Confidential Information which is required to be disclosed to comply with applicable laws or regulations (including, but not limited to the rules and regulations of an exchange on which the shares of a party are publicly traded), but only to the extent required by such law or regulation and further provided that the Party intending to make such disclosure shall provide prior written notice of such disclosure to the other Party sufficiently in advance of such disclosure in order for such other Party to respond and to take reasonable and lawful action to avoid and/or mitigate such disclosure.

8.3.	Notwithstanding any other provision of this Agreement, Provention shall have the right to disclose a copy of this Agreement to any potential acquirer, or current or potential financier or investor of or in Provention, and to their respective agents and advisers, subject to customary confidentiality undertakings with respect thereto.

8.4.	Publication

Unless otherwise provided in the Development Program, Intravacc shall not make any announcement, oral presentation, or publication relating to any Services or Results without Provention’s express prior written approval, except as required by Law.

Initial Provention:	Page 13 of 19	Initial Intravacc:

Nothing in this Agreement is intended to limit or restrict in any way Provention’s right to publish independently any Results, provided that Provention will not publish any Results containing Intravacc Information without Intravacc’s prior written permission. Provention will give Intravacc sufficient time, but at least 30 days, in advance of the submission of a publication containing Intravacc Information to review, comment on and suggest amendments to the proposed publication. Intravacc has the right (i) to object to any part of the proposed publication to the extent that Intravacc Information would be disclosed by the proposed publication; and if such is the case, the proposed publication shall be amended by mutual agreement to adequately address such objection; or (ii) to request postponement of such proposed publication to the extent that a patent application with respect to Results disclosed in such proposed publication is sought; if such is the case, the proposed publication shall be postponed to allow reasonable time for submitting that patent application.

In any publications, Provention will acknowledge the contribution of Intravacc as appropriate (being co-authorship or an acknowledgement), subject however to prior written permission of Intravacc for such acknowledgement (who may choose not to be mentioned).

Following the Effective Date of this Agreement, the Parties shall issue a press release in a form that is mutually decided upon. Parties will in good mutual consultation decide on any other press releases in the future.

9.	TERM and TERMINATION

9.1.	Term

This Agreement shall, subject to earlier termination, expire at the end of the Development Program Term (“Term”).

9.2.	The obligations and rights of the Parties which by the nature of their operation are intended to survive termination of this Agreement shall survive this Agreement, including, but not limited to, the following sections: Section 2.4 (Use of Intravacc [****]) and Articles 4 (Payments), 5 (Intellectual Property), 6 (Liabilities), 8 (Confidentiality and Publication), 9 (Term and Termination); and 14 (Miscellaneous).

9.3.	Termination by Provention for Convenience

Provention may terminate this Agreement and/or the Development Program, without cause, at any time by giving ninety (90) days written notice to Intravacc, subject however to the following: any payments due to Intravacc under clause 4.2 for Services performed in accordance with the terms of the Agreement up to the termination date must still be made and shall not be refunded.

9.4.	Termination by Provention for Product Cessation

Provention may terminate this Agreement at any time upon thirty (30) days’ notice in the event that it, or an applicable regulatory body, determines that continuation of a study poses a significant health risk to patients.

9.5.	Termination in case of Breach

Each Party may terminate this Agreement effective upon at least 30 days written notice if the other Party breaches a material term of this Agreement, and such breach is not remedied within such 30 day period. A payment obligation shall be a material obligation in this respect, but the breach of a payment obligation shall be determined solely on the basis of the payment terms as set out in this Agreement (including determination of when a payment is overdue). Termination for breach shall not affect any (other) legal remedies or claims a Party may have against the other.

Initial Provention:	Page 14 of 19	Initial Intravacc:

9.6.	Termination for Bankruptcy

Either Party may by written notice to the other terminate this agreement in the event that the other Party becomes insolvent or has a receiver or administrator appointed to the whole or any part of its assets, or if an order shall be made or a resolution passed for its winding-up.

9.7.	Accrued Rights

Termination or expiration of this Agreement shall not affect any accrued rights of either Party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

9.8.	Payment for Services

In the event of termination, Provention agrees to pay Intravacc for all Services performed in accordance with the terms of this Agreement, if completed, or pro rata, if partially completed prior to such termination and any non-refundable, non-cancellable payments and any non-cancellable, non-refundable expenses that would otherwise be payable under the terms of this Agreement.

9.9.	Destruction of Materials

Upon termination or expiration of this Agreement, Intravacc shall, at Provention’s choice and upon Provention’s instruction, promptly destroy, or return to Provention all Provention Material, at Provention’s cost.

10.	SUBCONTRACTING

10.1.	Intravacc will not subcontract any of its obligations under this Agreement to any third party without Provention’s prior written approval.

10.2.	Intravacc ensures that each of its approved subcontractors shall adhere to the requirements of this Agreement.

11.	FORCE MAJEURE

11.1.	Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by force majeure.

11.2.	As a case of force majeure is to be understood each unforeseen event, which is beyond the control of the Parties and cannot be reasonably avoided or counteracted by the Party affected. This includes, but is not limited to: acts of terrorism, fire, flood, earthquake, explosion, riot, strike, lack of sufficient qualified personnel to provide the Services (beyond the reasonable control of Intravacc), lockout, transport restrictions, failure or delay of delivery by any supplier, war, regulations, measures of any governmental or local authority or relevant advisory body and/or international organization, such as WHO or the Dutch health council (in Dutch: “Gezondheidsraad”) that requires either Party to focus production capacity on the prevention or treatment of diseases or epidemics and the refusal or suspension of any import/ export license or other necessary licenses or permits by a governmental or local authority.

11.3.	In the event that force majeure shall continue unabated for a period of six (6) months from the date the Party claiming relief gives the other Party notice of force majeure, either Party hereto shall have the right to terminate this Agreement by furnishing written notice to the other, with termination effective only upon the expiration date of such six (6) month period.

Initial Provention:	Page 15 of 19	Initial Intravacc:

12.	APPLICABLE LAW AND JURISDICTION

12.1.	This Agreement shall be governed by, and construed in accordance with, the laws of [****]. All disputes arising out of or in connection with this Agreement shall first be submitted to the management of both Parties who will attempt to find a mutually acceptable solution. Only if this fails, conflicts shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Each party will select one arbitrator and the third arbitrator will be selected by the arbitrators appointed by the parties. The language of arbitration will be English. The place of arbitration will be [****]. The Parties shall accept the arbitral award as final.

13.	AUDITS

13.1	Intravacc will maintain complete and accurate records, regardless of type or form, of all matters relating to the Intravacc’s performance of the Services and its other obligations under this Agreement and any Development Program that enable Intravacc to demonstrate compliance with its obligations under this Agreement and any Development Program (the “Records”). Intravacc shall provide copies of Records to Provention upon its reasonable request. Intravacc shall maintain all Records for a period of six (6) years after the expiration or termination of this Agreement or the Development Program in effect, or for such longer period as otherwise may be required by Applicable Laws, whichever occurs later. In accordance with the Quality Agreement, Provention may inspect those portions of Intravacc’s facility that are used for the performance of the Services at reasonable times during this Agreement, observing confidentiality obligations vis-à-vis third parties, for the purpose of determining compliance with the terms of this Agreement. Intravacc will provide full cooperation for these inspections. One yearly audit is included in Intravacc’s’ Proposal, but costs for additional audits will be borne by Provention.

13.2	Intravacc will notify Provention promptly in writing of any FDA or any other governmental inspection, audit, review, or inquiry relating to, impacting or concerning any Services provided hereunder. To the extent permitted by Applicable Laws and other acts of governmental authorities, with regard to any inspection, review, audit or other regulatory matter that may impact or relate to any Services, Provention will have the right to be present during any inspection, audit or review and to review and provide comment to any written response related to any inspection, audit, review, or inquiry.

14.	MISCELLANEOUS

14.1.	Notifications

All notifications for the Agreement shall be sent by registered letter with acknowledgement of receipt to the Party for which the notice is intended at the following addresses:

For Provention:

Provention

Provention Bio, Inc.

110 Old Driftway Lane

Lebanon, NJ 08833

Attn: Ashleigh Palmer, CEO

Telephone: 908-399-2954

E-mail: APalmer@proventionbio.com

Initial Provention:	Page 16 of 19	Initial Intravacc:

With a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Michael J. Lerner, Partner

Telephone: 973-597-6394

Email: mlerner@lowenstein.com

Fax: 973-597-6395

For Intravacc:

Intravacc

Antonie van Leeuwenhoeklaan 9

3721 MA Bilthoven, The Netherlands

Attn. [****]

Telephone: [****]

Email: [****]

14.2.	Headings

Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

14.3.	Assignment

This Agreement and the rights and obligations contained in it shall not be assigned or transferred to third parties, unless upon prior written approval of the other Party, except that either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of its business or the assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, privatization or otherwise, or to an Affiliate.

14.4.	Entire Agreement

This Agreement and the Annexes attached hereto or referenced herein contain the entire, final and complete agreement between the Parties with respect to the subject matter contained herein (including confidentiality obligations) and supersede any prior discussion, agreement or understanding relating to the subject matter of this Agreement (including confidentiality obligations).

14.5.	Independent Contractor

In the performance of its obligations under this Agreement, Intravacc shall at all times act as and be deemed an independent contractor. Nothing in this Agreement shall be construed to render Intravacc or any of its employees, agents, or officers, an employee, joint venturer, agent, or partner of Provention. Intravacc is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of Provention. It is understood that the employees, methods, facilities, and equipment of Intravacc shall at all times be under Intravacc’s exclusive direction and control.

14.6.	Modifications

This Agreement may only be modified by a written document signed by both Parties.

14.7.	Invalid provisions

Should one or more provisions of this Agreement be held invalid or unenforceable by law or regulation, or by a definitive decision of a competent court, all the other provisions shall remain in full effect and the Parties shall make the necessary modification without delay while respecting, as closely as possible, the spirit of the present Agreement at the moment of signature.

Initial Provention:	Page 17 of 19	Initial Intravacc:

14.8.	Annexes

The following Annexes form an integral part of this Agreement:

Annex A - Development Program

Annex B - Intravacc Background Technology

Annex C - Intravacc [****]

Annex D - Provention Background Technology

Annex E – Payment Schedule

Annex F – [****] Costs

In the event of any conflicts between this Agreement and the Annexes, this Agreement will prevail. The terms of this Agreement and the Annexes shall be controlling over any terms of any purchase order, sales acknowledgement, invoice or other such documents issued by either Party. For the avoidance of doubt, the Standard Intravacc Terms and Conditions, as attached to the Proposal, are superseded by this Agreement in all respects.

14.9.	Signing authority

Each signatory to the Agreement has signature authority and is empowered on behalf of his or her respective Party to execute this Agreement.

14.10.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. All signatures of the Parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the Party whose signature it reproduces and be binding upon such Party.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

Initial Provention:	Page 18 of 19	Initial Intravacc:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

The State of the Netherlands, represented by the Minister of Public Health, Welfare and Sports, on behalf of the Minister, Projectdirectie ALT, The Institute for Translational Vaccinology (Intravacc)	Provention Bio, Inc., represented by Ashleigh Palmer, Chief Executive Officer

/s/ [****]	/s/ Ashleigh Palmer
(authorized signature)	(authorized signature)

Name: [****]	Name: Ashleigh Palmer

Function: General Director	Function: Chief Executive Officer

Date: March 6, 2018	Date: March 6, 2018

Place: Bilthoven	Place: Bilthoven

Initial Provention:	Page 19 of 19	Initial Intravacc:

Annex A - Development Program

Annex B - Intravacc Background Technology

Annex C - Intravacc [****]

Annex D - Provention Background Technology

Annex E – Payment Schedule

Annex F – [****] Costs

Initial Provention:	Annexes	Initial Intravacc:

Annex A

Development Program

[****]

Initial Provention:	Annex A-1	Initial Intravacc:

Annex B

Description of Intravacc Background Technology relating to viral vaccine research, development, and production

[****]

Initial Provention:	Annex B-1	Initial Intravacc:

Annex C

Intravacc [****]

[****] and all related documentation and materials

Initial Provention:	Annex C-1	Initial Intravacc:

Annex D

Provention Background Technology

[****]

Initial Provention:	Annex D-1	Initial Intravacc:

Annex E

[****]

Additional Out-of-Pocket Expenses

In addition to the project budget (see payment schedule above), which also includes a directly available [****] Euro budget for unforeseen costs, Intravacc shall be entitled to reimbursement of maximally [****] Euro unforeseen out-of-pocket expenses directly related to performing the Services (“Out-of-Pocket Expenses”), provided that Provention approves such Out-of-Pocket Expenses in advance in writing. Therefore, this additional amount represents [****]% of the total unforeseen budget ([****] Euro), which will be used as contingency budget in consultation only. All such Out-of-Pocket Expenses shall be reimbursed at cost; no mark-up shall be permitted. Each invoice shall include copies of receipts for all Out-of-Pocket Expenses that are submitted for reimbursement.

Initial Provention:	Annex E-1	Initial Intravacc:

Annex F

[****] Costs

The price for [****] Bank vials is [****] euro per vial.

The price for [****] Bank vials is [****] euro per vial.

Initial Provention:	Annex F-1	Initial Intravacc: